News Release
Denbury Provides CCUS Update, Including 2022 Goals and Multiple New Agreements

PLANO, Texas – February 24, 2022 – Denbury Inc. (NYSE: DEN) (“Denbury” or “the Company”) today provided an update on the continued growth of Denbury Carbon Solutions, its carbon capture, utilization, and storage (“CCUS”) business, including established 2022 goals and multiple new agreements for CO2 transportation, utilization and storage services.

The Company’s 2022 goals for Denbury Carbon Solutions that will further advance the Company’s vision of leading the energy transition with world-class carbon solutions include:

•Reach agreements for transportation and storage of captured industrial CO2 emissions totaling in excess of a cumulative 10 million metric tons of CO2 per year (mmtpa);
•Secure CO2 sequestration sites in strategic locations with an aggregate storage potential of at least 1.2 billion tons of CO2; and
•Progress pre-development activities on multiple potential sequestration sites, with Class VI permitting processes commenced during 2022.

The above volumetric targets are inclusive of all prior agreements announced, including those executed in 2021 and thus far in 2022.

Chris Kendall, Denbury’s President and Chief Executive Officer, commented, “Following a year of tremendous progress and strong execution across our business, I believe that 2022 will be a year of significant transformation for our Company as we rapidly advance the commercialization of our CCUS business. We’ve established aggressive but achievable 2022 goals for our CCUS business related to long-term CO2 transportation and storage agreements as well as the development of large-scale permanent sequestration fields and facilities. With the agreements announced in 2022 to date, we are off to a great start. Our mission in CCUS is to provide the industry’s most extensive and reliable CO2 transportation and storage service network, leveraging our existing pipeline system, sub-surface expertise, EOR assets and over two decades of experience with CO2. Importantly, in our existing Gulf Coast enhanced oil recovery business, we can inject upwards of 10 million tons of captured industrial CO2 per year, under existing permits and regulations, making us the only CCUS company that can provide an integrated CO2 solution and certainty of takeaway today. We look forward to where we will take our CCUS business in 2022.”

2022 SEQUESTRATION SITE AGREEMENTS
•Denbury has signed a definitive agreement with a large landowner to lease a substantial pore space position just east of Donaldsonville, Louisiana, with an estimated sequestration capacity of more than 150 million metric tons of CO2. The sequestration site is less than 10 miles from the Company’ Green Pipeline, with excellent geologic characteristics supporting high CO2 injectivity and extensive sealing formations. First injection at the site is targeted as early as 2025. The site is in close proximity to one of the highest geographic concentrations of industrial CO2 emissions in the U.S.
•The Company previously announced that it signed a definitive agreement for the exclusive rights to develop a CO2 sequestration site near Mobile, Alabama. Denbury estimates the total CO2 storage potential of this site to be over 300 million metric tons. This site is anticipated to initially anchor development of a CO2 sequestration hub in the Mobile Bay area targeting existing and newbuild projects. The Company estimates that the site could be ready to receive CO2 injection by 2026. Depending on the pace and scale of regional CCUS development, Denbury may consider expanding its Gulf Coast CO2 pipeline network to connect to this site.

The cumulative CO2 sequestration potential secured by Denbury currently totals more than 850 million metric tons.

2022 TRANSPORTATION, STORAGE & UTILIZATION AGREEMENTS
•The Company executed a term sheet for the transportation and storage of CO2 from an existing chemicals plant located in Louisiana, less than 15 miles from the Company’s Green Pipeline. The agreement covers a 12-year timeframe, commencing as early as 2025, and provides for an additional extension period subject to mutual agreement by both parties. Annual CO2 volumes are estimated to be 0.4 mmtpa, and Denbury is provided flexibility under the agreement to utilize the CO2 in either enhanced oil recovery or direct sequestration.
•Denbury also executed a term sheet with a developer that intends to build a hydrogen plant in Wyoming within 5 miles of Denbury’s pipeline infrastructure in the Rocky Mountains. Volumes of CO2 are anticipated to commence at 0.1 mmtpa as early as 2024, growing to more than 1 mmtpa over a multi-year period. The agreement is for 20 years with options to extend. Denbury currently plans to utilize this CO2 in its enhanced oil recovery operations.
•The Company announced that it has entered into a strategic alliance with clean fuels innovator Infinium to collaborate on developing ultra-low carbon fuels projects in Brazoria County, Texas. Infinium electrofuels are a direct replacement for traditional jet fuel and diesel. The electrofuels facilities in Texas will convert renewable power into ‘green’ hydrogen and combine it with industrial-sourced CO2 to produce ultra-low carbon transport fuels. Under the arrangement, Denbury will source and transport captured industrial CO2 to the Infinium facilities, which are planned to be sited in close proximity to Denbury’s existing and planned CO2 pipeline infrastructure, beginning as early as 2025. The Infinium facilities are anticipated to utilize up to 1.5 million tons of CO2 per year. Denbury has an equity investment option in the projects.

Denbury’s cumulative CO2 transportation, storage and utilization agreements currently cover approximately 5 million metric tons of CO2 per year.

Nik Wood, Senior Vice President, CCUS, stated, “Today’s announcements demonstrate great progress in advancing Denbury’s CCUS business toward significant value creation. With our 20+ years of experience in moving and injecting CO2, our 1,300+ mile CO2 pipeline system, and multiple potential sequestration sites in very close proximity to our infrastructure, Denbury is positioned extremely well to lead the industry in decarbonizing our world by safely and economically transporting and storing significant volumes of industrial-sourced CO2.”

ABOUT DENBURY
Denbury is an independent energy company with operations and assets focused on Carbon Capture, Use and Storage (CCUS) and Enhanced Oil Recovery (EOR) in the Gulf Coast and Rocky Mountain regions. For over two decades, the Company has maintained a unique strategic focus on utilizing CO2 in its EOR operations and since 2012 has been active in CCUS through the injection of captured industrial-sourced CO2. The Company currently injects over three million tons of captured industrial-sourced CO2 annually, and its objective is to fully offset its Scope 1, 2, and 3 CO2 emissions within this decade, primarily through increasing the amount of captured industrial-sourced CO2 used in its operations. For more information about Denbury, visit www.denbury.com.

The Denbury Carbon Solutions team was formed in January 2020 to advance Denbury’s leadership in the anticipated high-growth CCUS industry, leveraging Denbury’s unique capabilities and assets that were developed over the last 20-plus years through its focus on CO2 EOR.

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This press release uses the term “agreement” to refer to both executed definitive agreements and executed term sheets covering various CCUS arrangements. These arrangements are subject to technical and feasibility evaluations, and in the case of certain of the CO2 transportation, utilization and storage term sheets, the building of new industrial facilities in future years.

This press release contains forward looking statements that involve risks and uncertainties, including the nature and extent of agreements reached with nearby emission capture facilities, along with the results of Denbury’s pre-injection period tests and assessments. These statements are based on engineering, geological, financial and operating assumptions that management of both parties believe are reasonable based on currently available information; however, their achievement are subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the parties’ estimates only as of today and should not be relied upon as representing its estimates as of any future date. The parties assume no obligation to update these forward-looking statements.

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DENBURY CONTACTS:
Brad Whitmarsh, 972.673.2020, brad.whitmarsh@denbury.com
Beth Bierhaus, 972.673.2554, beth.bierhaus@denbury.com